FOR IMMEDIATE RELEASE
December 22, 2005

Cintas Corporation Reports Second Quarter Fiscal 2006
Revenue and Earnings

•    Total Revenue increases 10.4%
•    Earnings Per Share increases 7.0%

CINCINNATI, OH, December 22, 2005 – Cintas Corporation (Nasdaq: CTAS) today reported healthy increases in revenue and profits in spite of the business interruption caused by hurricanes in the Gulf Coast region and escalating energy prices. Revenue for the second quarter of fiscal 2006 of $835.8 million increased 10.4 percent compared to last year’s revenue of $756.8 million. The Company also reported a 6 percent increase in net income of $78 million compared to $73.6 million last year. Earnings per diluted share of $.46 increased 7 percent from last year’s $.43 per diluted share.

Scott D. Farmer, Chief Executive Officer of Cintas, stated, “I am proud to report these solid results for the second quarter of fiscal 2006, which are a tribute to the hard work, dedication and team spirit of Cintas employee-partners throughout North America. In the aftermath of the devastating hurricanes in the Gulf Coast region, Cintas partners rallied together to help one another while continuing to provide important services to our customers.”

Mr. Farmer continued, “During the second quarter, we grew our total revenue at a double-digit pace, or 10.4 percent. Rental revenue increased 8.2 percent while Other Services revenue grew 18 percent over the previous year. Total organic growth was 8 percent and would have been more than 8.5 percent if the hurricanes had not disrupted our business. In addition, gross margins strengthened from 41.7 percent to 41.9 percent. Once again, these results reflect historically high energy costs, which increased 24 percent, or .6 percent of revenues, versus the first quarter of the fiscal year.”

For the six months ended November 30, revenue of $1.66 billion increased 10.4 percent compared to $1.5 billion, while earnings per share rose 9.4 percent from $.85 per diluted share to $.93 per diluted share. Mr. Farmer commented, “All of our business services are growing nicely. Cintas is well-positioned to provide a service to every business in North America, which has an estimated $42.5 billion potential market for all of our products and services.”

STRONG BALANCE SHEET

As of November 30, 2005, the Company had $256 million in cash and marketable securities. During the quarter, the Company also purchased an additional 288,400 shares of its stock. To date, the Company has purchased 4,360,930 shares of its stock at an average price of $39.53 per share. Total debt to capitalization dropped to 17.7 percent, reflecting the repayment of all commercial paper which the Company had utilized for its share repurchase program. Total shareholders’ equity stood at $2.2 billion as of November 30, 2005.

REVENUE AND EARNINGS GUIDANCE

Mr. Farmer stated, “Our financial results have taken the full brunt of the negative impact of the hurricanes that hit the Gulf Coast region. We have not settled any of these losses with the insurance company, nor have we recognized any anticipated settlements in our financial statements. At this point, we do not have a clear indication of when a settlement agreement will be reached with our insurance carrier.”

Mr. Farmer continued, “Additionally, the rapid increase in the cost of energy has impacted our results. Although there has been a mild retreat in gasoline prices, we anticipate continued cost pressures from energy prices. However, we are still reiterating our original revenue guidance for Fiscal 2006. That guidance is for revenue to be in the range of $3.35 billion to $3.45 billion. We are refining our full year earnings per share (diluted) guidance to be in the range of $1.93 to $2.00 because of the negative impact of the hurricanes as well as higher energy prices.”

ABOUT CINTAS

Headquartered in Cincinnati, Ohio, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 36 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “expects”, “intends”, “believes”, “seeks”, “could”, “should”, “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including fuel costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and CFO – 513/573-4211
Karen L. Carnahan, Vice President and Treasurer – 513/573-4013

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	Nov. 30, 2005	Nov. 30, 2004	% Chng.	Nov. 30, 2005	Nov. 30, 2004	% Chng.
Revenue:
Rentals	$631,590	$583,808	8.2	$1,259,598	$1,165,467	8.1
Other services	204,195	173,032	18.0	399,662	337,329	18.5

Total revenue	$835,785	$756,840	10.4	$1,659,260	$1,502,796	10.4

Costs and expenses (income):
Cost of rentals	$349,658	$323,289	8.2	$689,083	$641,043	7.5
Cost of other services	135,666	117,596	15.4	264,228	226,960	16.4
Selling and administrative expenses	219,912	194,431	13.1	443,349	393,240	12.7
Interest income	(1,332)	(1,514)	-12.0	(3,034)	(2,636)	15.1
Interest expense	7,484	6,218	20.4	14,820	12,051	23.0

Total costs and expenses	$711,388	$640,020	11.2	$1,408,446	$1,270,658	10.8

Income before income taxes	$124,397	$116,820	6.5	$250,814	$232,138	8.0
Income taxes	46,426	43,260	7.3	93,308	85,912	8.6

Net income	$77,971	$73,560	6.0	$157,506	$146,226	7.7

Per share data:
Basic earnings per share	$0.46	$0.43	7.0	$0.93	$0.85	9.4

Diluted earnings per share	$0.46	$0.43	7.0	$0.93	$0.85	9.4

Basic shares outstanding	167,975	171,638		168,460	171,544
Diluted shares outstanding	170,473	172,664		169,083	172,634

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Six Months Ended
	Nov. 30, 2005	Nov. 30, 2004	% Chng.	Nov. 30, 2005	Nov. 30, 2004	% Chng.
Rentals gross margin	44.6%	44.6%		45.3%	45.0%
Other services gross margin	33.6%	32.0%		33.9%	32.7%
Total gross margin	41.9%	41.7%		42.5%	42.2%
Net margin	9.3%	9.7%		9.5%	9.7%

Depreciation and amortization	$39,307	$36,636	7.3	$77,660	$73,064	6.3
Capital expenditures	$34,037	$38,527	-11.7	$70,181	$73,863	-5.0

Debt to total capitalization	17.7%	18.8%		17.7%	18.8%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	Nov. 30, 2005	May 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$52,596	$43,196
Marketable securities	203,338	266,232
Accounts receivable, net	359,696	326,896
Inventories, net	213,807	216,412
Uniforms and other rental items in service	315,477	305,450
Prepaid expenses	7,661	8,358

Total current assets	1,152,575	1,166,544

Property and equipment, at cost, net	829,258	817,198

Goodwill	953,909	889,538
Service contracts, net	148,324	146,596
Other assets, net	36,901	39,868

	$3,120,967	$3,059,744

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,557	$69,296
Accrued compensation & related liabilities	41,167	38,710
Accrued liabilities	127,672	166,428
Income taxes:
Current	82,497	32,864
Deferred	49,466	41,883
Long-term debt due within one year	4,252	7,300

Total current liabilities	363,611	356,481

Long-term debt due after one year	461,890	465,291

Deferred income taxes	132,932	133,837

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value: 425,000,000 shares
authorized
FY 2006: 172,353,371 shares issued and 167,992,441
shares outstanding
FY 2005: 172,127,502 shares issued and 170,658,601
shares outstanding	118,301	114,171
Retained earnings	2,193,498	2,035,992
Treasury stock
FY 2006: 4,360,930 shares; FY 2005: 1,468,901 shares	(172,374)	(58,204)
Other accumulated comprehensive income (loss):
Foreign currency translation	24,294	13,507
Unrealized loss on derivatives	(1,185)	(1,331)

Total shareholders' equity	2,162,534	2,104,135

	$3,120,967	$3,059,744

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	Nov. 30, 2005	Nov. 30, 2004
Cash flows from operating activities:
Net income	$157,506	$146,226

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61,982	59,521
Amortization of deferred charges	15,678	13,543
Deferred income taxes	6,678	20,252

Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(27,567)	(21,901)
Inventories	3,096	(13,079)
Uniforms and other rental items in service	(10,027)	(10,969)
Prepaid expenses	710	(1,595)
Accounts payable	(10,751)	12,218
Accrued compensation and related liabilities	2,457	1,534
Accrued liabilities	(43,231)	(46,290)
Income taxes payable	49,633	37,164

Net cash provided by operating activities	206,164	196,624

Cash flows from investing activities:

Capital expenditures	(70,181)	(73,863)
Proceeds from sale or redemption of marketable securities	73,171	18,571
Purchase of marketable securities	(10,277)	(94,376)
Acquisitions of businesses, net of cash acquired	(87,078)	(33,692)
Other	3,111	(1,492)

Net cash used in investing activities	(91,254)	(184,852)

Cash flows from financing activities:
Repayment of debt	(6,403)	(6,660)
Stock options exercised	3,829	2,654
Repurchase of common stock	(114,170)	0
Other	11,234	18,272

Net cash (used in) provided by financing activities	(105,510)	14,266

Net increase in cash and cash equivalents	9,400	26,038

Cash and cash equivalents at beginning of period	43,196	87,357

Cash and cash equivalents at end of period	$52,596	$113,395